As filed with the Securities and Exchange Commission on October 1, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

SANMINA-SCI CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0228183
(State of incorporation)	(I.R.S. Employer Identification Number)

2700 North First Street
San Jose, California 95134
(408) 964-3500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1993 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Jure Sola
Co-Chairman and Chief Executive Officer
Sanmina-SCI Corporation
2700 North First Street
San Jose, California 95134
(408) 964-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher D. Mitchell, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
	Amount	Offering	Maximum
Title of Each Class of Securities to	to be	Price	Aggregate	Amount of
be Registered	Registered	Per Share	Offering Price	Registration Fee

Common Stock, $0.01 par value, to be issued under the 1993 Employee Stock Purchase Plan	1,000,000 shares(1)	$2.40 (2)	$2,400,000.00	$220.80

(1)	Represents shares of Common Stock which have become available for issuance under the Registrant’s 1993 Employee Stock Purchase Plan as a result of an amendment approved by the stockholders at the Registrant’s Annual Meeting held on January 29, 2001 increasing the number of shares authorized for issuance thereunder from 4,600,000 to 5,600,000 shares (such numbers do not reflect a 2:1 stock split that became effective January 8, 2001).

(2)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq National Market on September 30, 2002 because the price at which the options to be granted in the future may be exercised is not currently determinable. Pursuant to the Registrant’s 1993 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the Purchase Price of a share of Common Stock shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date, whichever is lower.

STATEMENT UNDER GENERAL INSTRUCTION E — REGISTRATION OF
ADDITIONAL SECURITIES

This Registration Statement registers additional shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 1993 Employee Stock Purchase Plan. Accordingly, the contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on (i) May 25, 1999 (File No. 333-79259), (ii) June 29, 2001 (File No. 333-64294), and (iii) February 21, 2002 (File No. 333-83110), are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

The balance sheets as of September 29, 2001 and September 30, 2000 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended September 29, 2001 (the “Audited Financial Statements”) of the Registrant included in the Registrant’s Annual Report on Form 10-K for the year ended September 29, 2001 (the “Annual Report”), and incorporated by reference into this Registration Statement, were audited by Registrant’s former independent auditors, Arthur Andersen LLP, as indicated in their report with respect thereto dated October 22, 2001 (the “Audit Report”), and are included in reliance upon the authority of said firm as experts in accounting and auditing. The Registrant would ordinarily be required to obtain the consent of Arthur Andersen LLP to the incorporation into this Registration Statement of the Audit Report. However, Arthur Andersen LLP was indicted and found guilty of federal obstruction of justice charges and has informed us that it is no longer able to provide such consent. Under these circumstances, Rule 437a promulgated under the Securities Act of 1933, as amended, permits the Registrant to file this Registration Statement without a written consent from Arthur Andersen LLP. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP’s provision of auditing and other services to the Registrant) may be limited as a practical matter due to recent events regarding Arthur Andersen LLP.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a)

23.2	Consent of counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-2)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of October, 2002.

SANMINA-SCI CORPORATION

By:	/s/ JURE SOLA

Jure Sola Co-Chairman and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jure Sola and Rick R. Ackel, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jure Sola Jure Sola	Co-Chairman of the Board and Director (Principal Executive Officer)	October 1, 2002

/s/ Rick R. Ackel Rick R. Ackel	Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2002

/s/ A. Eugene Sapp, Jr. A. Eugene Sapp, Jr.	Co-Chairman of the Board and Director	October 1, 2002

/s/ John C. Bolger John C. Bolger	Director	October 1, 2002

/s/ Neil R. Bonke Neil R. Bonke	Director	October 1, 2002

Signature	Title	Date

/s/ Randy W. Furr Randy W. Furr	Director	October 1, 2002

/s/ Mario M. Rosati Mario M. Rosati	Director	October 1, 2002

/s/ Joseph M. Schell Joseph M. Schell	Director	October 1, 2002

/s/ Bernard V. Vonderschmitt Bernard V. Vonderschmitt	Director	October 1, 2002

/s/ Wayne Shortridge Wayne Shortridge	Director	October 1, 2002

/s/ Jackie M. Ward Jackie M. Ward	Director	October 1, 2002

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a)

23.2	Consent of counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-2)